Registration No. 333-270090

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-270090

UNDER

THE SECURITIES ACT OF 1933

EngageSmart, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	83-2785225
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(781) 848-3733

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Scott Semel

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(781) 848-3733

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Daniel Wolf

David Klein

Lee Blum

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Tel: (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by EngageSmart, Inc. (“EngageSmart”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-270090, filed with the SEC on February 28, 2023, relating to the registration of an indeterminate amount of common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, warrants, purchase contracts and units of EngageSmart.

On January 26, 2024, Icefall Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Icefall Parent, Inc. (formally known as Icefall Parent, LLC), a Delaware corporation and an affiliate of Vista Equity Partners (“Parent”), completed its merger (the “Merger”) with and into EngageSmart pursuant to the terms of the Agreement and Plan of Merger, dated October 23, 2023 (the “Merger Agreement”), by and among Parent, Merger Sub and EngageSmart. EngageSmart was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the Merger, EngageSmart has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by EngageSmart in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, EngageSmart hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Braintree, Massachusetts, on January 26, 2024.

EngageSmart, Inc.

By:	/s/ Cassandra Hudson
Name:	Cassandra Hudson
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.